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                                                                    Exhibit 99.3


                                SECOND AMENDMENT
                                     TO THE
                        ALLIANCE DATA SYSTEMS 401(K) AND
                             RETIREMENT SAVINGS PLAN
             (AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 1998)

         In accordance with Section 13.1 of the Alliance Data Systems 401(k) and Retirement Savings Plan (the "Plan") the Plan is hereby amended as follows:

         1. Section 1.16, the definition of "Deposit Election" shall be amended effective as of March 1, 2000 by adding the following sentence at the end thereof:

                  "A Deposit Election shall also mean a deemed Deposit Election under Section 3.1."

         2. Section 2.2 "Participation Requirements" shall be restated in its entirety effective as of January 1, 2000 as follows:

                  "The requirements for becoming a Participant in the Plan are as follows: A) for the 12 month period beginning on an Employee's Employment Commencement Date, the earlier of: (1) the completion of six consecutive months of service in which the Employee is credited with at least 500 Hours of Service and the attainment of age 21; or (2) the completion of a Year of Eligibility Service and the attainment of age 21; or B) for an Employee who does not meet the requirements of A above during his first year of employment, the completion of a Year of Eligibility Service and the attainment of age 21; and C) the Employee is not ineligible to participate pursuant to
                  Section 2.3."

         3. Section 2.3 shall be amended by deleting the word "and" at the end of Subsection D, deleting the period (.) at the end of subsection E, and substituting therefore a semicolon (;) and the word "or" and inserting a new subsection "F" as follows:

                  "(F) He is a seasonal employee."

         4. Section 2.4 "Enrollment" shall be restated in its entirety effective as of March 1, 2000 as follows:


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                  "To make Deposits on and after March 1, 2000, an eligible
                  Employee may enroll in accordance with procedures established by the Benefits Administration Committee provided that an Eligible Employee who has not enrolled and has not elected to receive his total Compensation in cash in accordance with
                  Section 3.1 shall be deemed to have enrolled on the Entry Date coincident with or next following the date he satisfies the requirements of Section 2.2. Enrollment shall include among other things, an acceptance of the terms and provisions of the Plan."

         5. Section 2.6(A) and (B) shall be restated in their entirety effective January 1, 2000 as follows:

                  "(A) An Employee who terminates employment after meeting the service requirements of Section 2.2 (A) or (B) and again becomes an Employee will become a Participant on the latest of
                  (1) the first Entry Date following the date of such reemployment, or (2) the Entry Date immediately following the date the Employee attains age 21, if he is not otherwise excluded from active participation in the Plan.

                  (B) An Employee who terminates employment before meeting the service requirements of Section 2.2 and who again becomes an Employee will become a Participant on the first Entry Date following the date in which he meets the service requirements of Section 2.2(B) and attains age 21, if he is not otherwise excluded from active participation in the Plan."

         6. Section 3.1 shall be amended effective as of March 1, 2000 by inserting the following sentence at the end of the first paragraph and by adding a second paragraph as follows:

                  "In lieu of making a Deposit Election, a Participant may elect to receive his total Compensation in cash in accordance with procedures established by the Benefits Administration Committee.

                  Effective as of March 1, 2000 an eligible Employee who has met the requirements of Section 2.2 and who has not either: (i) elected to receive his total Compensation in cash, (ii) elected to make a Tax


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                  Deferred Deposit; or (iii) elected to make a Taxed Deposit in accordance with this Article 3 and procedures established by the Benefits Administration Committee shall be deemed to have made a Deposit Election of 1% of Compensation to be contributed to the Trust on his behalf as a Tax Deferred Deposit."

         7. Section 3.3 "Change in Deposit Rates" shall be amended by inserting "(including a deemed enrollment under Section 2.4)" after the word "enrollment" in the first line thereof.

         8. Section 4.1 shall be clarified by adding a new subsection D as follows:

                  "D) For purposes of this Section 4.1 the amount of the Employer Matching Contribution to be allocated to a Participant shall be determined for each separate pay period and shall be based only on the Compensation, Tax Deferred Deposits or Taxed Deposits of the Participant in that pay period. No Employer Matching Contributions shall be contributed for a Participant pursuant to this Section 4.1 for any pay period in which the Participant did not make a Tax Deferred Deposit or Taxed Deposit."

         9. Section 5.3 "Investment Election" shall be amended by deleting the last sentence and substituting the following therefore:

                  "In the event no election is made by a Participant, amounts available for election will be invested in the INVESTMENT CONTRACT FUND an Investment Fund established pursuant to
                  Section 6.2."

            10. Section 10.1 "Limits on Withdrawals" shall be amended effective as of March 1, 2000 by inserting the following parenthetical phrase after the word "withdrawal" and before the first comma (,):

                  "(including no withdrawals of Tax Deferred Deposits contributed pursuant to a deemed Deposit Election under
                  Section 3.1)"


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         As hereby amended the Plan shall continue in full force and effect.

         In witness hereof, ADS Alliance Data Systems, Inc. hereby adopts this amendment this 1st day of March, 2000.



                                    By /s/ J. Michael Parks
                                      -------------------------

                                    Title  Chief Executive Officer and President
                                         ---------------------------------------



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